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Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Registration No. 333-170350
November 23, 2010

SYSWIN Inc.

        SYSWIN Inc. has filed a registration statement on Form F-1, including a prospectus, with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents SYSWIN Inc. has filed with the SEC for more complete information about SYSWIN Inc. and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may obtain these documents and other documents SYSWIN Inc. has filed for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, SYSWIN Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling:

        Morgan Stanley & Co. Incorporated plc toll-free at 1-866-718-1649 (calling this number from outside the United States is not toll-free). You may also access SYSWIN Inc.'s most recent prospectus by visiting EDGAR on the SEC website at:

        http://www.sec.gov/Archives/edgar/data/1497862/000104746910010000/0001047469-10-010000-index.htm

        This free writing prospectus reflects the amendments that were made in Amendment No. 4 to SYSWIN Inc.'s registration statement on Form F-1, or Amendment No. 4, as filed via EDGAR with the SEC on November 23, 2010. The revised disclosure, as set forth in the following sections or subsections of the preliminary prospectus which forms part of Amendment No. 4, relates to the revised aggregate offering size of 9,600,000 American depositary shares, or ADSs, to be offered by our company (or 11,040,000 ADSs if the underwriters exercise their option to purchase additional ADSs in full) at an estimated initial offering price that we currently anticipate to be between US$7.00 and US$8.00 per ADS:

  •
  Outside front cover page of the prospectus;

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  Prospectus Summary—The Offering;

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  Risk Factors—Risks Related to Our Business and Industry—Our corporate actions are substantially controlled by Mr. Chen;

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  Risk Factors—Risks Related to Our ADSs and this Offering—You will experience immediate dilution in the net tangible book value of ADSs purchased;

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  Risk Factors—Risks Related to Our ADSs and this Offering—Substantial future sales of our ADSs in the public market, or the perception that these sales could occur, could cause the price of our ADSs to decline;

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  Use of Proceeds;

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  Capitalization;

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  Dilution;

  •
  Selected Consolidated Financial Data—Consolidated Balance Sheet Data;

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  Our Corporate History and Structure—Our Corporate History

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  Principal Shareholders;

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  Shares Eligible for Future Sale;

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  Underwriting;

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  Consolidated Financial Statements For the Years Ended December 31, 2007, 2008 and 2009—Consolidated Statements of Operations For the Years Ended December 31, 2007, 2008 and 2009;

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  Consolidated Financial Statements For the Years Ended December 31, 2007, 2008 and 2009—Note 16. Unaudited Pro Forma Net Income Per Share;

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  Unaudited Interim Condensed Consolidated Financial Statements For the Nine Months Ended September 30, 2009 and 2010—Unaudited Interim Condensed Consolidated Statements of Operations For the Nine Months Ended September 30, 2009 and 2010; and

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  Unaudited Interim Condensed Consolidated Financial Statements For the Nine Months Ended September 30, 2009 and 2010—Note 15. Unaudited Pro Forma Net Income Per Share.

Prospectus (Subject to completion)
Preliminary prospectus dated November 23, 2010

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

9,600,000 American Depositary Shares

SYSWIN Inc.

REPRESENTING 38,400,000 ORDINARY SHARES

SYSWIN Inc. is offering 9,600,000 American depositary shares, or ADSs, each representing four (4) of our ordinary shares, par value US$0.0000008 per share. This is our initial public offering and no public market currently exists for our ordinary shares or ADSs. We currently anticipate the initial public offering price of our ADSs to be between US$7.00 and US$8.00 per ADS.

Our ADSs have been approved for listing on the New York Stock Exchange under the symbol "SYSW."

Investing in the ADSs involves risks. See "Risk Factors" beginning on page 15.

PRICE US$     AN ADS

	Public offering price	Underwriting discounts and commissions	Proceeds, before expenses, to SYSWIN Inc.
Per ADS	US$	US$	US$
Total	US$	US$	US$

We have granted the underwriters a 30-day option to purchase up to 1,440,000 additional ADSs at the initial public offering price less the underwriting discounts and commissions.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ADSs on or about                           , 2010.

MORGAN STANLEY

WILLIAM BLAIR & COMPANY	OPPENHEIMER & CO.	ROTH CAPITAL PARTNERS

                           , 2010

The Offering

ADSs offered by us	9,600,000 ADSs.
Offering price	We estimate that the initial public offering price will be between US$7.00 and US$8.00 per ADS.
ADSs outstanding immediately after this offering	9,600,000 ADSs (or 11,040,000 ADSs if the underwriters exercise their option to purchase additional ADSs in full).
Ordinary shares outstanding immediately after this offering	193,275,000 ordinary shares (or 199,035,000 ordinary shares if the underwriters exercise their option to purchase additional ADSs in full).
ADSs	Each ADS represents four (4) of our ordinary shares, par value US$0.0000008 per ordinary share. The ADSs will be evidenced by American depositary receipts, or ADRs.

The depositary will be the holder of the ordinary shares underlying the ADSs and you will have the rights of an ADR holder as provided in the deposit agreement among us, the depositary and owners and beneficial owners of ADSs from time to time.

You may surrender your ADSs to the depositary to withdraw the ordinary shares underlying your ADSs. The depositary will charge you a fee for such an exchange.

We may amend or terminate the deposit agreement for any reason without your consent. If an amendment becomes effective, you will be bound by the deposit agreement as amended if you continue to hold your ADSs.

To better understand the terms of the ADSs, you should carefully read the section in this prospectus entitled "Description of American Depositary Shares." You should also read the deposit agreement, which is an exhibit to the registration statement that includes this prospectus.

Option to purchase additional ADSs

We have granted to the underwriters an option, which is exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of 1,440,000 additional ADSs at the initial public offering price, less underwriting discounts and commissions.

Use of proceeds

We estimate that we will receive net proceeds of approximately US$64.0 million from this offering (or US$74.0 million if the underwriters exercise their option to purchase additional ADSs in full), after deducting the underwriter discounts, commissions and estimated offering expenses payable by us and assuming an initial public offering price of US$7.50 per ADS, being the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus. We intend to use our net proceeds from this offering to fund our business expansion, merger and acquisition activities, strengthening of operations and support functions, and for general corporate purposes.

See "Use of Proceeds."
Listing

Our ADSs have been approved for listing on the New York Stock Exchange under the symbol "SYSW." Our ordinary shares will not be listed on any exchange or quoted for trading on any automated quotation system or any over-the-counter trading system.

Lock-up

We have agreed with the underwriters to a lock-up of our shares for a period ending 180 days after the date of this prospectus. In addition, our current shareholders, directors and executive officers, as well as Kee Shing International Limited, SOL Investment Fund Limited and SouFun Holdings Limited who have agreed to purchase our ordinary shares held by Brilliant Strategy Limited upon the closing of this offering, have also agreed with the underwriters to a lock-up of their shares for a period of 180 days after the date of this prospectus. See "Shares Eligible For Future Sale" and "Underwriting."

Reserved ADSs

At our request, the underwriters have reserved for sale, at the public offering price, up to 480,000 ADSs offered in this offering to certain of our directors, officers, employees, business associates and related persons through a directed share program.

Risk factors

See "Risk Factors" in this prospectus beginning on page 11 and other information included in this prospectus for a discussion of the risks you should carefully consider before deciding to invest in our ADSs.

Depositary	JPMorgan Chase Bank, N.A.
Payment and settlement	We expect our ADSs to be delivered against payment on or about , 2010.

 RISK FACTORS—RISKS RELATED TO OUR BUSINESS AND INDUSTRY—
OUR CORPORATE ACTIONS ARE SUBSTANTIALLY CONTROLLED BY MR. CHEN.

        Immediately following this offering, Mr. Chen, will beneficially own approximately 58.60% of our outstanding shares, or 56.90% if the underwriters exercise their option to purchase additional ADSs in full, assuming an initial public offering price of US$7.50 per ADS, being the mid-point of the estimated initial public offering price range shown on the front cover of this prospectus. Accordingly, Mr. Chen will have significant influence in determining the outcome of any corporate transaction or other matters submitted to our shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, the election of directors and other significant corporate actions. This concentration of ownership may also discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our ADSs. These actions may be taken even if they are opposed by our other shareholders, including those who purchase our ADSs in this offering.

 RISK FACTORS—RISKS RELATED TO OUR ADSs AND THIS OFFERING—
YOU WILL EXPERIENCE IMMEDIATE DILUTION IN THE NET TANGIBLE BOOK VALUE OF ADSS PURCHASED.

        When you purchase ADSs in the offering, you will incur immediate dilution of approximately US$5.12 per ADS, representing the difference between the purchase price per ADS in this offering of US$7.50, being the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, and our as adjusted net tangible book value per ADS as of September 30, 2010 after giving effect to this offering. See "Dilution." In addition, you may experience further dilution in the net tangible book value of the ADSs purchased to the extent that additional ordinary shares are issued upon exercise of options we may grant from time to time.

RISK FACTORS—RISKS RELATED TO OUR ADSs AND THIS OFFERING—
SUBSTANTIAL FUTURE SALES OF OUR ADSS IN THE PUBLIC MARKET, OR THE PERCEPTION THAT THESE SALES COULD OCCUR, COULD CAUSE THE PRICE OF OUR ADSS TO DECLINE.

        Additional sales of our ordinary shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ADSs to decline. Upon completion of this offering, we will have 193,275,000 ordinary shares outstanding (or 199,035,000 ordinary shares outstanding if the underwriters exercise their option to purchase additional ADSs in full). All shares sold in this offering will be freely transferable without restriction or additional registration under the Securities Act of 1933, as amended. All of the remaining ordinary shares outstanding after this offering will be available for sale, upon the expiration of the 180-day lock-up period beginning from the date of this prospectus, subject to volume and other restrictions as applicable under Rule 144 under the Securities Act. Any or all of these shares may be released prior to expiration of the lock-up period at the discretion of the representative of the underwriters for this offering.

 USE OF PROCEEDS

        We estimate that we will receive net proceeds of approximately US$64.0 million (or US$74.0 million if the underwriters exercise their option to purchase additional ADSs in full) from this offering, after deducting the estimated underwriting discount and offering expenses payable by us. For the purpose of estimating net proceeds, we are assuming an initial public offering price of US$7.50 per ADS, the mid-point of the estimated range of the initial public offering price. A US$1.00 increase (decrease) in the assumed public offering price would increase (decrease) the net proceeds to us from this offering by US$8.9 million.

        We intend to use the net proceeds of this offering for the following purposes:

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  approximately US$26 million towards business expansion, consisting of:

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  approximately US$10 million towards the expansion into new markets;

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  approximately US10 million towards the expansion of our primary land development consultancy and agency business and our commercial property business; and

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  approximately US$6 million towards the establishment of real estate financial services;

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  approximately US$15 million towards merger and acquisition activities;

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  approximately US$10 million towards training programs, upgrading of IT systems and brand promotional activities; and

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  the balance for general corporate purposes, including our working capital needs.

        As of the date of this prospectus, we cannot specify with certainty the particular uses for all of the net proceeds we will receive upon the completion of this offering. The foregoing represents our current intentions with respect to the use and allocation of the net proceeds of this offering based upon our present plans and business conditions. In addition, we have not identified any particular target which we intend to acquire with the proceeds of this offering. Accordingly, our management will have significant discretion in applying the net proceeds we will receive from the offering.

        As of the date of this prospectus, we believe that the estimated net proceeds of this offering, along with existing cash balances and ongoing operating cash flows, will provide necessary capital for our contemplated expansion plans. Pending use of the net proceeds, we intend to invest our net proceeds in short-term, interest-bearing, investment-grade obligations.

        On August 29, 2008, State Administration of Foreign Exchange, or SAFE, promulgated Circular 142, a notice regulating the conversion by a foreign-invested company of foreign currency into Renminbi by restricting how the converted Renminbi may be used. As Circular 142 prohibits foreign-invested company to make equity investment with its foreign currency-denominated capital, we may not be able to make equity contributions to Syswin Xing Ye nor to establish new subsidiaries through Syswin Zhi Di in China. However, as Circular 142 only applies to foreign-invested companies incorporated in mainland China, even though our ability to make equity contributions to Syswin Xing Ye is limited, we are able to:

(i)
make equity contribution to Syswin Zhi Di, our subsidiary in the PRC, upon approval from Ministry of Commerce or its local branch. Pursuant to the Law of the PRC on Wholly Foreign-Owned Enterprises, or the WFOE Law, and its implementation rules, as amended, and the Provisions on Change of the Equity Interests of the Investors of a Foreign-Invested Enterprise, a foreign-invested company such as Syswin Zhi Di may increase its registered capital and receive additonal equity contribution from its foreign shareholders, subject to approval from Ministry of Commerce or its local branches. The regulatory authorities are required to conclude its approval process within 30 days;

(ii)
make loans to Syswin Zhi Di through our offshore subsidiaries upon registration with SAFE or its local branches. Pursuant to the Interim Measures on Administration of Foreign Loans, a foreign-invested company is permitted to obtain loans from its foreign shareholder or an related company of the shareholder upon registration with SAFE or its local branches. Currently there is no statutory period within which the regulatory authorities are required to conclude the registration process;

(iii)
make new investments in the PRC through establishing new subsidiaries or acqusitions in the PRC, subject to approval from Ministry of Commerce or its local branches. Pursuant to the WFOE Law, upon approval from Ministry of Commerce or its local branches, SYSWIN Inc. or SYSWIN Limited may establish new subsidiaries or acquire companies in China to engage in businesses which are permitted for foreign investments. The regulatory authorities are required to conclude their approval process within 90 days; and

(iv)
fund any mergers and acquisitions outside China. Mergers and acquisitions undertaken by SYSWIN Inc. or SYSWIN Limited outside China are generally not subject to PRC government approval or foreign exchange control.

In addition, Circular 142 does not limit the use of foreign currency-denominated capital by Syswin Zhi Di to fund its working capital. The PRC government does not charge any fee for any of the above mentioned approvals and registrations.

        Circular 142 requires the foreign-invested company to apply with a commercial bank regarding the conversion of foreign currencies into Renminbi. The bank is required to review documents submitted by the foreign-invested company to verify that the usage of the converted Renminbi is within the business scope as prescribed in the business license of the applicant. Once the usage is verified by the commercial bank, the foreign exchange may be converted into Renminbi. No approval by any governmental authority in the PRC is required for such currency conversion process.

 CAPITALIZATION

        The following table shows our capitalization as of September 30, 2010:

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  on an actual basis; and

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  on an as adjusted basis to reflect the sale of 9,600,000 ADSs by us in this offering, assuming an initial public offering price of US$7.50 per ADS (which is the mid-point of the estimated initial public offering price range) after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        You should read this table in conjunction with our consolidated financial statements and related notes included in this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	As of September 30, 2010
	Actual		As Adjusted(1)
	RMB	US$	RMB	US$
	(In thousands, except share numbers)
Shareholders' equity
Preferred shares (US$0.0000008 par value, 2,500,000,000 shares authorized; no shares issued and outstanding)	—	—	—	—
Ordinary shares, US$0.0000008 par value, 60,000,000,000 shares authorized, 154,875,000 shares issued and outstanding	1	—	1	—
Additional paid-in capital	235,461	35,193	663,492	99,169
Statutory reserve	35,124	5,250	35,124	5,250
Retained earnings	73,474	10,982	73,474	10,982

Total shareholders' equity	344,060	51,425	772,091	115,401

Total capitalization	344,060	51,425	772,091	115,401

(1)
A US$1.00 increase (decrease) in the assumed initial public offering price of US$7.50 per ADS would increase (decrease) each of as adjusted additional paid-in capital, total shareholders' equity and total capitalization by RMB59.73 million (US$8.93 million), after deducting the estimated underwriting discounts and commissions and estimated aggregate offering expenses payable by us.

 DILUTION

        If you invest in our ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after the offering. Dilution results from the fact that the per ordinary share offering price of our ADSs is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

        Our net tangible book value at September 30, 2010 was US$51.05 million, or US$0.33 per ordinary share and US$1.32 per ADS. Net tangible book value represents total consolidated tangible assets less total consolidated liabilities.

        Without taking into account any other changes in such net tangible book value after September 30, 2010, other than to give effect to our sale of 9,600,000 ADSs in this offering at the initial public offering price of US$7.50 per ADS (which is the mid-point of the estimated initial public offering price range) and after deducting the underwriting discounts and commissions and estimated offering expenses, our as adjusted net tangible book value as of September 30, 2010 would have been US$115.02 million, or US$0.60 per share and US$2.38 per ADS. This represents an immediate increase in our net tangible book value of US$0.27 per ordinary share, or US$1.06 per ADS, to existing shareholders and an immediate dilution of US$1.28 per ordinary share, or US$5.12 per ADS, to investors purchasing ADSs in this offering. Dilution is determined by subtracting as adjusted net tangible book value per ADS after this offering from the amount of cash paid by a new investor for one ADS. The following table illustrates this per share dilution:

Initial public offering price per ordinary share	US$	1.88
Net tangible book value per ordinary share as of September 30, 2010	US$	0.33
Increase in net tangible book value per ordinary share attributable to this offering	US$	0.27
As adjusted net tangible book value per ordinary share after giving effect to this offering	US$	0.60
Dilution per ordinary share to new investors	US$	1.28
Dilution per ADS to new investors	US$	5.12
Dilution to new investors (percentage)(1)		68.27%

(1)
Calculated based on the dilution per ADS to new investors as a percentage of the initial public offering price of US$7.50 per ADS.

        A US$1.00 increase (decrease) in the assumed public offering price of US$7.50 per ADS would increase (decrease) our net tangible book value after giving effect to the offering by US$8.93 million, the as adjusted net tangible book value per ordinary share and per ADS after giving effect to this offering by US$0.05 per ordinary share and US$0.18 per ADS and the dilution per ordinary share and per ADS to new investors in this offering by US$0.20 per ordinary share and US$0.82 per ADS, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and other offering expenses. The as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

        The following table summarizes, on an as adjusted basis as of September 30, 2010, the differences between existing shareholders and the new investors with respect to the number of ordinary shares purchased from us, the total consideration paid and the average price per share and the average price per ADS, each paid before deducting the underwriting discounts and commissions and our estimated offering expenses, assuming our sale of ADSs in this offering at the initial public offering price of

US$7.50 per ADS, being the mid-point of the range set forth on the cover of this prospectus. The as adjusted information discussed above is illustrative only.

	Shares purchased		Total consideration
						Average price per share		Average price per ADS
	Number	Percent	Amount		Percent
			(In thousands)
Existing holders	154,875,000	80.13%	US$	35,193	32.83%	US$	0.23	US$	0.91
New investors	38,400,000	19.87%	US$	72,000	67.17%	US$	1.88	US$	7.50

Total	193,275,000	100%	US$	107,193	100%

        A US$1.00 increase (decrease) in the assumed initial public offering price of US$7.50 per ADS would increase (decrease) total consideration paid by new investors, total consideration paid by all shareholders and the average price per ADS paid by all shareholders by US$9.60 million, US$9.60 million and US$0.20, respectively, assuming no change in the number of ADSs sold by us as set forth on the cover page of this prospectus and before deducting the underwriting discounts and commissions and our estimated offering expenses.

 SELECTED CONSOLIDATED FINANCIAL DATA—CONSOLIDATED BALANCE SHEET DATA

	As of December 31,				As of September 30,
	Actual				Actual		As Adjusted(1)
	2007	2008	2009	2009	2010		2010
	RMB	RMB	RMB	US$	RMB	US$	RMB	US$
	(In thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	25,597	20,929	194,828	29,120	185,992	27,799	614,023	91,775
Accounts receivable, net	94,838	107,761	238,450	35,640	239,441	35,788	239,441	35,788
Other receivables	8,359	16,650	16,549	2,474	19,248	2,877	19,248	2,877
Property and equipment, net	11,070	21,467	152,046	22,726	50,138	7,494	50,138	7,494
Real estate properties held for lease, net	—	—	13,699	2,048	—	—	—	—
Total assets	234,942	237,790	642,388	96,016	545,327	81,507	973,358	145,483
Accrued expenses and other current liabilities	23,057	35,503	139,238	20,812	84,361	12,609	84,361	12,609
Income tax payable	62,464	56,817	21,763	3,253	9,446	1,412	9,446	1,412
Total liabilities	85,521	112,320	161,001	24,065	201,267	30,082	201,267	30,082
Total shareholders' equity	149,421	125,470	481,387	71,951	344,060	51,425	772,091	115,401
Total liabilities and shareholders' equity	234,942	237,790	642,388	96,016	545,327	81,507	973,358	145,483

(1)
Our consolidated balance sheet data as of September 30, 2010 and adjusted to give effect to the issuance and sale of ADSs by us in this offering assuming an initial public offering price of US$7.50 per ADS (the mid-point of the estimated initial public offering price range), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. A US$1.00 increase (decrease) in the assumed initial public offering price of US$7.50 per ADS would increase (decrease) the amount representing cash and cash aequivalents, total assets and total shareholders' equity by US$8.93 million.

 OUR CORPORATE HISTORY AND STRUCTURE

Our Corporate History

        We were incorporated in the Cayman Islands as an exempted company with limited liability under the Companies Law of the Cayman Islands on December 5, 2007. We primarily conduct our primary real estate services business through Syswin Xing Ye and its subsidiaries through a series of contractual arrangements. We do not own any equity interest in Syswin Xing Ye and its subsidiaries. We incorporated Syswin Limited in Hong Kong as our intermediary holding company in December 2007. Syswin Limited incorporated Syswin Zhi Di, our PRC subsidiary, in July 2010.

        Syswin Xing Ye was incorporated as a limited liability company in the PRC on November 2, 2004. Upon its incorporation, Mr. Chen held a 68% equity interest in Syswin Xing Ye through an investment vehicle he beneficially owned and held a 20% equity interest in Syswin Xing Ye through an entity in which he held the controlling interest and Mr. Guoping Li, another individual, held the remaining equity interest. The remaining 12% equity interest in Syswin Xing Ye was held by Mr. Jian Liang, an unrelated third party. Mr. Chen became the sole beneficial owner of Syswin Xing Ye in 2006 after he acquired all the minority interests from Mr. Guoping Li and Mr. Jian Liang. In October and December 2007, Mr. Chen transferred to Mr. Tao an aggregate of 3% equity interest in Syswin Xing Ye for a total consideration of RMB0.6 million.

        In January 2009, Qingling Company Limited, a limited liability company incorporated in Hong Kong and a wholly owned subsidiary of CDH China Fund III, L.P., invested RMB204.0 million in exchange for a 19.29% equity interest in Syswin Xing Ye. Immediately upon the completion of these transactions in 2009, Mr. Chen, Qingling Company Limited and Mr. Tao held 78.29%, 19.29% and 2.42%, respectively, of the equity interests of Syswin Xing Ye.

        In July and August 2010, in contemplation of this offering, we undertook a corporate restructuring. Upon the completion of our corporate restructuring, Brilliant Strategy Limited, a company with limited liability incorporated in the British Virgin Islands and wholly owned by Mr. Chen, CDH Investments and Mr. Tao held 78.29%, 19.29%, and 2.42% equity interest in our company, respectively. In July 2010, we issued 19.29% of our ordinary shares to China Rebro Limited, or CDH Investments, which represented the same percentage ownership of Qingling Company Limited in Syswin Xing Ye. CDH Investments is wholly owned by CDH China Fund III, L.P. Due to restrictions under PRC law on foreign investment in primary real estate sales agency and consultancy businesses, we entered into a series of contractual arrangements with Syswin Xing Ye and its shareholders on August 4, 2010, which resulted in the transfer of the effective control in Syswin Xing Ye from its shareholders to us. As part of the contractual arrangements, each shareholder of Syswin Xing Ye irrevocably authorized Syswin Zhi Di, to exercise its shareholder rights regarding Syswin Xing Ye. See "—Contractual Arrangements."

        On October 28, 2010, SOL Investment Fund Limited and Kee Shing International Limited, each an entity controlled by Sino-Ocean Land Holdings Limited (a company listed on the Hong Hong Stock Exchange, stock code 3377), agreed to, subject to the completion of this offering, purchase our ordinary shares held by Mr. Chen through Brilliant Strategy Limited with an aggregate value of US$6.0 million and US$4.0 million respectively, at a price equal to the initial public offering price per ordinary share. In addition, on November 4, 2010, SouFun Holdings Limited (a company listed on the New York Stock Exchange, ticker symbol "SFUN"), agreed to, subject to the completion of this offering, purchase our ordinary shares held by Brilliant Strategy Limited with an aggregate value of US$5.0 million at a price equal to the initial public offering price per ordinary share.

        Pursuant to the share purchase agreements in these transactions, the closing of such share purchases will take place upon and concurrently with the closing of this offering. Each purchaser agreed with the underwriters not to dispose its shares for a period ending 180 days after the date of this prospectus. A party's obligations to close these transactions is subject to limited conditions, including the accuracy of the other party's representations and warranties, the performance of the other party's covenants and agreements, and the successful completion of the initial public offering. The agreements will be terminated in the event that the closing of this offering has not occurred by June 30, 2011. Our company was not a party to these agreements.

        During the course of negotiation of these transactions, the parties discussed preliminary indicative valuation of our company based on, among other factors, trading prices of comparable publicly listed companies. The investors agreed to invest in our company in significant part on the basis of these valuation discussions. Our board of directors was informed of these transactions in the early stages of the negotiation processes. The board subsequently approved these transactions as it believed that these transactions would be beneficial to our company in light of the potential business cooperation between our company and the investors. In particular, the board believed that (a) the investment by Sino-Ocean Land Holdings Limited, or Sino-Ocean, one of the largest residential property developers in Beijing, represented opportunities for us to seek for engagements to provide real estate sales agency and consultancy services to and to broaden our areas of cooperation with Sino-Ocean; and (b) the investment by SouFun Holdings Limited, or SouFun, the leading real estate Internet portal in China that holds a significant market share of the Chinese online real estate advertising market, represented cross-selling opportunities between SouFun and us.

        Based on an initial public offering price of US$7.50 per ADS, being the mid-point of the estimated initial public offering price range shown on the front cover of this prospectus, the number of ordinary shares SOL Investment Fund Limited, Kee Shing International Limited and SouFun Holdings Limited agreed to purchase from Brilliant Strategy Limited is 3,200,000, 2,133,333 and 2,666,667, respectively. As a result of these investments, Sino-Ocean Land Holdings Limited and SouFun Holdings Limited are expected to own 2.76% and 1.38%, respectively, of our ordinary shares immediately upon the closing of this offering.

        In contemplation of this offering, on November 3, 2010, we effected a 12,500-for-1 share split whereby all of our authorized ordinary shares, including both issued and unissued shares, of par value US$0.01 each were divided into ordinary shares of par value US$0.0000008 each. As a result, the number of our authorized ordinary shares increased from 5,000,000 shares to 62,500,000,000 shares, and the number of our issued and outstanding ordinary shares increased from 12,390 shares to 154,875,000 shares. The share split ratio and the number of authorized ordinary shares after the share split were determined based on a number of factors, including our company's expected market capitalization upon completion of the offering and the customary price range of each ADS in precedent initial public offering.

        Immediately upon the declaration of effectiveness of the registration statement of which this prospectus forms a part, and upon the adoption of our amended and restated memorandum and articles of association, 2,500,000,000 of our authorized but unissued ordinary shares will be re-designated as preferred shares of a nominal or par value of US$0.0000008 each, of such class or classes (howsoever designated) as our board of directors may determine in accordance with our amended and restated memorandum and articles of association. As a result, our authorized share capital will be US$50,000.00 divided into (i) 60,000,000,000 ordinary shares of a nominal or par value of US$0.0000008 each and (ii) 2,500,000,000 preferred shares of a nominal or par value of US$0.0000008 each. Our board authorized such preferred shares to increase its flexibility in implementing anti-takeover defense mechanisms such as the adoption of a rights plan. See "Risk Factors—Risks Related to Our ADSs and this Offering—Our amended and restated articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares and ADSs."

        The following diagram illustrates our corporate structure, including our subsidiaries, consolidated entity and its subsidiaries, immediately upon the completion of this offering assuming an initial public offering price of US$7.50 per ADS, being the mid-point of the estimated initial public offering price range shown on the front cover of this prospectus:

Mr. Chen [1]
CDH Investments
Mr. Tao
Sino-Ocean Land Holdings Limited [2]
SouFun Holdings Limited [3]
Public Shareholders
58.60%
15.46%
1.94%
2.76%
1.38%
19.87%
SYSWIN Inc. (Cayman Islands)
100%
SYSWIN Limited (Hong Kong)
100%
Shareholders of Syswin Xing Ye [4]
Beijing Syswin Zhi Di Technology Company Limited ("Syswin Zhi Di") (PRC)
Beijing Syswin Xing Ye Real Estate Brokerage Company Limited ("Syswin Xing Ye") (PRC)
Beijing Syswin Zhi Di Real Estate Consulting Company Limited ("Syswin Consulting") (PRC)
100%
Tianjin Syswin Real Estate Brokerage Company Limited ("Tianjin Syswin") (PRC)
100%
Hohhot Syswin Real Estate Brokerage Company Limited ("Hohhot Syswin") (PRC)
100%
Guiyang Syswin Real Estate Brokerage Company Limited ("Guiyang Syswin") (PRC)
100%
Yantai Syswin Real Estate Brokerage Company Limited ("Yantai Syswin") (PRC)
100%
Qingdao Syswin Xing Ye Real Estate Brokerage Company Limited ("Qingdao Syswin") (PRC)
100%
Jinan Syswin Real Estate Brokerage Company Limited ("Jinan Syswin") (PRC)
100%
Chongqing Syswin Real Estate Brokerage Company Limited ("Chongqing Syswin") (PRC)
100%
Shenyang Syswin Real Estate Brokerage Company Limited ("Shenyang Syswin") (PRC)
100%
Yinchuan Syswin Xing Ye Real Estate Brokerage Company Limited ("Yinchuan Syswin") (PRC)
100%
Chengdu Syswin Real Estate Brokerage Company Limited ("Chengdu Syswin") (PRC)
100%
Dalian Syswin Real Estate Brokerage Company Limited ("Dalian Syswin") (PRC)
100%
Suzhou Syswin Real Estate Brokerage Company Limited ("Suzhou Syswin") (PRC)
100%
Shanxi Syswin Xing Ye Real Estate Brokerage Company Limited ("Shanxi Syswin") (PRC)
100%
Beijing Syswin Jia Ye Real Estate Brokerage Company Limited ("Syswin Jia Ye") (PRC)
100%
Nanjing Syswin Xing Ye Real Estate Brokerage Company Limited ("Nanjing Syswin") (PRC)
100%
Hangzhou Syswin Real Estate Brokerage Company Limited ("Hangzhou Syswin") (PRC)
100%
Shanghai Syswin Real Estate Brokerage Company Limited ("Shanghai Syswin") (PRC)
100%
Equity Interest
Contractual Arrangements

Notes:

  (1)
  Held through Brilliant Strategy Limited, a company with limited liability incorporated in the British Virgin Islands and wholly owned by Mr. Chen.

  (2)
  On October 28, 2010, SOL Investment Fund Limited and Kee Shing International Limited, each an entity controlled by Sino-Ocean Land Holdings Limited (a company listed on the Hong Hong Stock Exchange, stock code 3377), agreed to, subject to the completion of this offering, purchase our ordinary shares held by Brilliant Strategy Limited with an aggregate value of US$6.0 million and US$4.0 million respectively, at a price equal to the initial public offering price per ordinary share. Based on an initial public offering price of US$7.50 per ADS, being the mid-point of the estimated initial public offering price range shown on the front cover of this prospectus, the number of ordinary shares SOL Investment Fund Limited and Kee Shing International Limited agreed to purchase from Brilliant Strategy Limited is 3,200,000 and 2,133,333, respectively. The closing of such share purchases shall take place upon and concurrently with the closing of this offering.

  (3)
  On November 4, 2010, SouFun Holdings Limited (a company listed on the New York Stock Exchange, ticker symbol "SFUN"), agreed to, subject to the completion of this offering, purchase our ordinary shares held by Brilliant Strategy Limited with an aggregate value of US$5.0 million at a price equal to the initial public offering price per ordinary share. Based on an initial public offering price of US$7.50 per ADS, being the mid-point of the estimated initial public offering price range shown on the front cover of this prospectus, the number of ordinary shares SouFun Holdings Limited agreed to purchase from Brilliant Strategy Limited is 2,666,667. The closing of such share purchase shall take place upon and concurrently with the closing of this offering.

  (4)
  Consisting of Mr. Chen, Qingling Company Limited and Mr. Tao, holding 78.29%, 19.29% and 2.42% equity interest in Syswin Xing Ye, respectively.

 PRINCIPAL SHAREHOLDERS

        The following table sets forth information with respect to beneficial ownership of our ordinary shares as of the date of this prospectus, by:

  •
  each of our directors and executive officers; and

  •
  each person known to us to own beneficially more than 5.0% of our ordinary shares.

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Beneficially Owned After This Offering
Name	Number(1)	Percent(1)	Number(1)		Percent(1)
Directors and Executive Officers:
Xiaoling Hu	—	—	—		—
Liangsheng Chen(2)	121,250,000	78.29%	113,250,000	(6)	58.60%	(6)
Hongbing Tao(3)	3,750,000	2.42	3,750,000		1.94
Zhenghui Wei	—	—	—		—
Xiaoya Zhang	—	—	—		—
Shulong Chu	—	—	—		—
Zelai Zhang	—	—	—		—
Kai Li	—	—	—		—
Shi Cheng	—	—	—		—
Xuefei Zhang	—	—	—		—
Wu Ding	—	—	—		—

All Directors and Executive Officers as a group	125,000,000	80.71	117,000,000		60.54

5% and above Shareholders
Brilliant Strategy Limited(4)	121,250,000	78.29	113,250,000	(6)	58.60	(6)
China Rebro Limited(5)	29,875,000	19.29%	29,875,000		15.46%

Notes:

(1)
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person or the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days of this offering, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person. Percentage of beneficial ownership of each listed person prior to this offering is based on 154,875,000 ordinary shares outstanding as of the date of this prospectus. Percentage of beneficial ownership of each listed person after the offering is based on 193,275,000 ordinary shares outstanding immediately after the closing of this offering.

(2)
Includes 121,250,000 ordinary shares held through Brilliant Strategy Limited, a company with limited liability incorporated in the British Virgin Islands and wholly owned by Mr. Liangsheng Chen.

(3)
Includes 3,750,000 ordinary shares owned by Mr. Hongbing Tao.

(4)
Brilliant Strategy Limited is a company with limited liability incorporated in the British Virgin Islands, wholly owned by Mr. Liangsheng Chen.

(5)
Includes 29,875,000 ordinary shares held by China Rebro Limited. China Rebro Limited is wholly owned by CDH China Fund III, L.P., a Cayman Islands exempted limited partnership ("CDH Fund III"). CDH III Holdings Company Limited, a Cayman Islands exempted limited liability company ("CDH III Holdings"), is the general partner of CDH Fund III and has the power to direct CDH Fund III as to the voting and disposition of shares directly and indirectly held by CDH Fund III. All decisions related to the voting and disposition of shares directly and indirectly held by CDH Fund III require approval by the investment committee of CDH III Holdings, which currently consists of Shangzhi Wu, Shuge Jiao and Xinlai Liu. Changes to the investment committee require the approval of the directors of CDH III Holdings. The directors of CDH III Holdings are nominated by the principal shareholders of CDH III Holdings, which consist of CZI II GP Holdings, L.P., Prowell Ventures Pte. Ltd., and China Diamond Holdings III, L.P. CZI II GP Holdings, L.P. is 99.48% owned by ZG Investments IV, LTD and 0.52% owned by Capital Z Employees II, L.P. ZG Investments IV, LTD is wholly owned by Zurich Financial Services, a publicly traded company. Capital Z Employees II, L.P. is controlled by senior members of its management / investment team. Prowell Ventures Pte. Ltd. is wholly owned by the Government of Singapore Investment Corporation (Ventures) Pte Ltd., and China Diamond Holdings III, L.P. is a British Virgin Islands limited partnership controlled by senior members of the CDH Fund III investment team. The business address for China Rebro Limited is Kinston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands.

(6)
On October 28, 2010, SOL Investment Fund Limited and Kee Shing International Limited, each an entity controlled by Sino-Ocean Land Holdings Limited (a company listed on the Hong Hong Stock Exchange, stock code 3377), agreed to, subject to the completion of this offering, purchase our ordinary shares held by Mr. Chen through Brilliant Strategy Limited with an aggregate value of US$6.0 million and US$4.0 million respectively, at a price equal to the initial public offering price per ordinary share. In addition, on November 4, 2010, SouFun Holdings Limited (a company listed on the New York Stock Exchange, ticker symbol "SFUN"), agreed to, subject to the completion of this offering, purchase our ordinary shares held by Brilliant Strategy Limited with an aggregate value of US$5.0 million at a price equal to the initial public offering price per ordinary share. Based on an initial public offering price of US$7.50 per ADS, being the mid-point of the estimated initial public offering price range shown on the front cover of this prospectus, the number of ordinary shares SOL Investment Fund Limited, Kee Shing International Limited and SouFun Holdings Limited agreed to purchase from Brilliant Strategy Limited is 3,200,000, 2,133,333 and 2,666,667, respectively. The closing of such share purchases shall take place upon and concurrently with the closing of this offering. As a result of such transactions, the number of ordinary shares beneficially owned by Mr. Liangsheng Chen through Brilliant Strategy Limited after this offering will be 113,250,000.

        As part of China Rebro Limited's investment in our company, Mr. Chen, Mr. Tao and China Rebro Limited agreed to certain share adjustments based on our 2011 financial performance. In the event that we successfully meet our required financial targets, China Rebro Limited will transfer up to 2.40% of its equity interest in us to Mr. Chen and Mr. Tao. However, in the event that we fail to meet our required financial targets, Mr. Chen and Mr. Tao will transfer up to an aggregate of 10.99% of their respective equity interests in us to China Rebro Limited.

        As of the date of this prospectus, none of our outstanding ordinary shares are held by record shareholders in the United States. None of our existing shareholders has different voting rights from other shareholders after the closing of this offering. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

 SHARES ELIGIBLE FOR FUTURE SALE

        Upon completion of this offering, we will have 9,600,000 outstanding ADSs representing approximately 19.87% of our ordinary shares in issue. All of the ADSs sold in this offering and the ordinary shares they represent will be freely transferable by persons other than our "affiliates" without restriction or further registration under the Securities Act. Sales or perceived sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. Prior to this offering, there has been no public market for our ordinary shares or the ADSs, and we cannot assure you that a regular trading market for our ADSs will develop. Our ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Lock-up Agreements

        We, our existing shareholders, directors and certain of our executive officers, as well as Kee Shing International Limited, SOL Investment Fund Limited and SouFun Holdings Limited who have agreed to purchase our ordinary shares held by Brilliant Strategy Limited upon the closing of this offering, have agreed with the underwriters to certain lock-up arrangements. See "Underwriting."

        A total of 154,875,000 of our ordinary shares are subject to the lock-up agreements.

Rule 144

        In general, under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

        In general, under Rule 144, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described above, a number of shares that does not exceed the greater of:

  •
  1% of the number of ordinary shares then outstanding, in the form of ADSs or otherwise, which will equal approximately 1,932,750 shares immediately after this offering; or

  •
  the average weekly trading volume of the ADSs representing our ordinary shares on the New York Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

        Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

        Beginning 90 days after the date of this prospectus, persons other than affiliates who purchased ordinary shares under a written compensatory plan or contract may be entitled to sell such shares in the United States in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner-of-sale requirements. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

        Upon completion of this offering, certain holders of our ordinary shares will be entitled to request that we register their shares under the Securities Act, subject to any applicable lock-up agreements described above. See "Description of Share Capital—Registration Rights."

 UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. International plc is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, the number of ADSs indicated in the table below:

Underwriters	Number of ADSs
Morgan Stanley & Co. International plc
William Blair & Company, L.L.C.
Oppenheimer & Co. Inc.
Roth Capital Partners, LLC

Total	9,600,000

        The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated, severally and not jointly, to take and pay for all of the ADSs offered by this prospectus if any such ADSs are taken. However, the underwriters are not required to take or pay for the ADSs covered by the underwriters' over-allotment option described below.

        The underwriters initially propose to offer part of the ADSs directly to the public at the public offering price listed on the cover page of this prospectus and part of the ADSs to certain dealers at a price that represents a concession not in excess of US$            per ADS under the public offering price. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the representative of the underwriters.

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 1,440,000 additional ADSs at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the ADSs offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase additional ADSs approximately proportionate to each underwriter's initial amount reflected in the table above.

        If the underwriters' option is exercised in full, the total price to the public of all the ADSs sold would be US$             million, the total underwriting discounts and commissions would be US$             million, and the net proceeds to us would be US$             million (after deducting the estimated offering expenses payable by us).

        The following table shows the per ADS and total underwriting discounts and commissions to be paid by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

	Per ADS		Total
Underwriting Discounts and Commissions To Be Paid by	No Exercise	Full Exercise	No Exercise	Full Exercise
SYSWIN Inc.	US$	US$	US$	US$

        The expenses of this offering payable by us, not including underwriting discounts and commissions, are estimated to be approximately US$3.0 million. The underwriters have agreed to reimburse certain reasonable documented expenses incurred by us in connection with the offering.

        The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of ADSs offered by them.

        Some of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. We have been advised by the underwriters that Morgan Stanley & Co. International plc expects to make offers and sales in the United States through its registered broker-dealer affiliate in the United States, Morgan Stanley & Co. Incorporated.

        Our ADSs have been approved for listing on the New York Stock Exchange under the symbol "SYSW."

        We have agreed that, without the prior written consent of the representative on behalf of the underwriters, we will not, for a period of 180 days after the date of this prospectus:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for such ordinary shares or ADSs or enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs, whether any such transaction described above is to be settled by delivery of ordinary shares or ADSs or such other securities, in cash or otherwise;

  •
  file any registration statement with the SEC relating to the offering of any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for such ordinary shares or ADSs; or

  •
  publicly disclose the intention to make any such offer, pledge, sale or disposition, or enter into any such transaction, swap, hedge or other arrangement, or file any such registration statement.

        The restrictions described in the preceding paragraph do not apply to:

  •
  the sale of ordinary shares or ADSs to the underwriters;

  •
  the issuance by us of ordinary shares upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing or which is otherwise described in this prospectus; and

  •
  the issuance of ordinary shares or the grant of options to purchase ordinary shares under any equity incentive plan.

        Each of our directors, executive officers and all of our existing shareholders, as well as Kee Shing International Limited, SOL Investment Fund Limited and SouFun Holdings Limited, who have agreed to purchase our ordinary shares held by Brilliant Strategy Limited upon the closing of this offering, have agreed that, without the prior written consent of the representative on behalf of the underwriters, it will not, for a period of 180 days after the date of this prospectus:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for such ordinary shares or ADSs or enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs, whether any such transaction described above is to be settled by delivery of ordinary shares or ADSs or such other securities, in cash or otherwise; or

  •
  publicly disclose the intention to make any such offer, pledge, sale or disposition, or enter into any such transaction, swap, hedge or other arrangement.

        The restrictions described in the preceding paragraph do not apply to transactions relating to ordinary shares, ADSs or other securities acquired in open market transactions after the closing of this offering.

        In addition, each of our existing shareholders, our directors and executive officers, as well as Kee Shing International Limited, SOL Investment Fund Limited and SouFun Holdings Limited, who have agreed to purchase our ordinary shares held by Brilliant Strategy Limited upon the closing of this offering, has agreed that, without the prior written consent of the representative on behalf of the underwriters, it will not, for a period of 180 days after the date of this prospectus, make any demand for, or exercise any right with respect to, the registration of any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs.

        The 180-day restricted period described in the preceding paragraphs will be extended if:

  •
  during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to our company occurs; or

  •
  prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period.

        In each of the above cases, the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        In addition, we have agreed to instruct JPMorgan Chase Bank, N.A., as depositary, not to accept any deposit of any ordinary shares by, or issue any ADSs to, the specified individuals who are our current shareholders, beneficial owners or optionholders for 180 days after the date of this prospectus (other than in connection with this offering), unless we otherwise instruct. The foregoing restrictions do not apply to the deposit by us of ordinary shares and the issuance of ADSs in connection with our share incentive plan. The foregoing does not affect the right of ADS holders to cancel their ADSs, withdraw the underlying ordinary shares and re-deposit such shares.

        In order to facilitate the offering of ADSs, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. Specifically, the underwriters may sell more ADSs than they are obligated to purchase under the underwriting agreement, creating a short position in our ADSs for their own account. A short sale is "covered" if the short position is no greater than the number of ADSs available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing ADSs in the open market. In determining the source of ADSs to close out a covered short sale, the underwriters will consider, among other things, the open market price of ADSs compared to the price available under the over-allotment option. The underwriters may also sell ADSs in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, our ADSs in the open market to stabilize the price of our ADSs. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the ADSs in the offering, if the syndicate repurchases previously distributed ADSs to cover syndicate short position or to stabilize the price of the ADSs. These activities may raise or maintain the market price of the ADSs above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

        In the future, certain of the underwriters may provide investment banking and other services to us, our affiliates and employees, for which they will receive customary fees and commissions.

        We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or contribute to payments that an indemnified person may be required to make in respect of any of these liabilities.

        At our request, the underwriters have reserved for sale, at the initial public offering price, up to 480,000 ADSs being offered in this prospectus for our directors, officers, employees, business associates and related persons. Any sale to these persons will be made by Morgan Stanley Asia Limited and/or its affiliates through a directed share program. We do not know if these persons will choose to purchase all or any portion of these reserved ADSs, but any purchases they make will reduce the number of ADSs available for sale to the general public. Any reserved ADSs which are not so purchased will be offered by the underwriters to the general public on the same basis as the ADSs being offered in this prospectus.

        Morgan Stanley & Co. International plc's address is 25 Cabot Square, Canary Wharf, London E14 4QA, United Kingdom. William Blair & Company, L.L.C.'s address is 222 West Adams Street, Chicago, IL 60606. Oppenheimer & Co. Inc.'s address is 300 Madison Avenue, New York, New York 10017. Roth Capital Partners, LLC's address is 24 Corporate Plaza Drive, Newport Beach, CA 92660.

Pricing of the Offering

        Prior to this offering, there has been no public market for our ordinary shares or ADSs. The initial public offering price is determined by negotiations between us and the representative of the underwriters. Among the factors considered in determining the initial public offering price are the future prospects of our company and our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of our company. The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions and other factors.

Electronic Offer, Sale and Distribution of ADSs

        In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, Morgan Stanley & Co. International plc may be facilitating Internet distribution for this offering to certain of their Internet subscription customers. An electronic prospectus may be available on the Internet websites maintained by Morgan Stanley & Co. International plc. Other than the prospectus in electronic format, the information on the websites of Morgan Stanley & Co. International plc is not part of this prospectus.

Selling Restrictions

        The ADSs are offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.

        No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ADSs in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material relating to the ADSs may be distributed or published, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof.

        European Economic Area    In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, which we refer to as a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, which we refer to as the Relevant Implementation Date, no offer of ADSs has been made and or will be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of ADSs may be made to the public in that Relevant Member State at any time: (a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (b) to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or (c) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an "offer of ADSs to the public" in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.

        United Kingdom    No offer of ADSs has been made or will be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or FSA. The underwriters: (i) have only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to us; and (ii) have complied with, and will comply with all applicable provisions of FSMA with respect to anything done by them in relation to the ADSs in, from or otherwise involving the United Kingdom.

        Canada    The ADSs may not be offered or sold, directly or indirectly, in any province or territory of Canada or to or for the benefit of any resident of any province or territory of Canada except pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which the offer or sale is made and only by a dealer duly registered under applicable laws in circumstances where an exemption from applicable registered dealer registration requirements is not available.

        Japan    The ADSs have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, and ADSs will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

        Hong Kong    The ADSs may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

        Singapore    This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our ADSs may not be circulated or distributed, nor may our ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or SFA, (ii) to a relevant person or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where our ADSs are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs under Section 275 of the SFA, except: (1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

        People's Republic of China    Each underwriter will be deemed to have represented and agreed that it has not circulated or distributed, and will not circulate or distribute, this prospectus in the PRC and it has not offered or sold, and will not offer or sell, to any person for re-offering or resale, directly or indirectly, any ADSs to any resident of the PRC, except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan, Hong Kong and Macau.

        Cayman Islands    This prospectus does not constitute a public offer of the ADSs, whether by way of sale or subscription, in the Cayman Islands. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs in the Cayman Islands.

SYSWIN INC.

Consolidated Statements of Operations for the years ended December 31, 2007, 2008 and 2009

(in thousands, except shares and per share data)

	Year Ended December 31,
	2007 RMB	2008 RMB	2009 RMB	2009 US$
				(Note 2(c))
Net revenue	326,979	276,003	432,736	64,679
Cost of revenues	(72,303)	(75,979)	(131,193)	(19,609)

Gross profit	254,676	200,024	301,543	45,070
Selling, marketing and administrative expenses	(65,563)	(82,577)	(84,545)	(12,637)

Income from operations	189,113	117,447	216,998	32,433
Interest expenses	—	(922)	(147)	(22)
Interest income	112	81	864	129
Foreign currency exchange loss	—	—	(576)	(86)
Other (expenses) / income—net	(10)	(1,283)	1,285	192

Income from continuing operations before income tax	189,215	115,323	218,424	32,646
Income tax	(67,010)	(31,646)	(53,968)	(8,066)

Income from continuing operations	122,205	83,677	164,456	24,580
Loss from discontinued operations, net	—	(1,354)	(12,039)	(1,799)

Net income	122,205	82,323	152,417	22,781
Non-controlling interest	(1,288)	(87)	—	—

Net income attributable to SYSWIN Inc.	120,917	82,236	152,417	22,781
Amount attributable to SYSWIN Inc.
Income from continuing operations	120,917	83,590	164,456	24,580
Loss from discontinued operations, net	—	(1,354)	(12,039)	(1,799)

Net income attributable to SYSWIN Inc.	120,917	82,236	152,417	22,781
Income per share from continuing operations attributable to SYSWIN Inc, basic and diluted	0.78	0.54	1.06	0.16
Loss per share from discontinued operations, net attributable to SYSWIN Inc, basic and diluted	—	(0.01)	(0.08)	(0.01)
Net income attributable to SYSWIN Inc. per share, basic and diluted	0.78	0.53	0.98	0.15
Shares used in calculating income per share, basic and diluted	154,875,000	154,875,000	154,875,000	154,875,000
Unaudited Pro forma income per share from continuing operations attributable to SYSWIN Inc, basic and diluted (Note 16)			0.88	0.13
Unaudited Pro forma loss per share from discontinued operations, net attributable to SYSWIN Inc, basic and diluted (Note 16)			(0.07)	(0.01)
Unaudited Pro forma net income attributable to SYSWIN Inc. per share, basic and diluted (Note 16)			0.81	0.12
Unaudited Pro forma shares used in calculating Unaudited Pro forma income/(loss) per share, basic and diluted (Note 16)			187,239,800	187,239,800

The accompanying notes are an integral part of these consolidated financial statements.

16    UNAUDITED PRO FORMA NET INCOME PER SHARE

        On August 25, 2010, the board of directors of the Company approved the plan to distribute dividend of RMB270 million from its retained earnings ended June 30, 2010 to its shareholders. The dividend declared exceeds earnings for the twelve months ended June 30, 2010. The unaudited pro forma basic and diluted net income per share for the year ended December 31, 2009, giving the effect to the dividends declared on August 25, 2010, has been reflected on the face of the Consolidated Statements of Operations.

        Pro forma shares outstanding is calculated as follows (in RMB thousands, except for shares and per share data):

	Year ended December 31, 2009
Historical shares outstanding		154,875,000
Shares to be issued in excess of earnings to pay the dividend:
Dividend declared	270,000
Less: Net income for the 12 months ended June 30, 2010	(209,316)

Dividend deemed to be paid with initial public offering proceeds	60,684
Initial public offering shares presumed to be used to pay dividend (US$1.88 per share)		32,364,800

Pro forma shares		187,239,800

SYSWIN INC.

Unaudited Interim Condensed Consolidated Statements of Operations

(in thousands, except shares and per share data)

	Nine Months Ended September 30,
	2009 RMB	2010 RMB	2010 US$
			(Note 2(c))
Net revenue	282,185	431,762	64,534
Cost of revenue	(97,787)	(136,701)	(20,432)

Gross profit	184,398	295,061	44,102
Selling, marketing and administrative expenses	(54,006)	(93,561)	(13,984)

Income from operations	130,392	201,500	30,118
Interest expenses	(147)	—	—
Interest income	521	2,005	300
Foreign currency exchange loss	(576)	—	—
Other (expenses) / income—net	1,459	3,811	570

Income from continuing operations before income tax	131,649	207,316	30,988
Income tax	(33,259)	(54,589)	(8,159)

Income from continuing operations	98,390	152,727	22,829
Loss from discontinued operations, net	(7,459)	(20,054)*	(2,997)

Net income	90,931	132,673	19,832

Income per share from continuing operations, basic and diluted	0.64	0.99	0.15
Loss per share from discontinued operations, net basic and diluted	(0.05)	(0.13)	(0.02)
Net income per share, basic and diluted	0.59	0.86	0.13
Weighted average shares used in calculating net income per share, basic and diluted	154,875,000	154,875,000	154,875,000
Unaudited Pro forma income per share from continuing operations, basic and diluted (Note 15)		0.82	0.12
Unaudited Pro forma loss per share from discontinued operations, net, basic and diluted (Note 15)		(0.11)	(0.01)
Unaudited Pro forma net income per share, basic and diluted (Note 15)		0.71	0.11
Unaudited Pro forma shares used in calculating Unaudited Pro forma income/(loss) per share, basic and diluted (Note 15)		187,239,800	187,239,800

*
Include the loss from disposition of secondary real estate brokerage services of RMB 16 (net of tax)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

15    UNAUDITED PRO FORMA NET INCOME PER SHARE

        On August 25, 2010, the board of directors of the Company approved the plan to distribute dividend of RMB270 million from its retained earnings ended June 30, 2010 to its shareholders. The dividend declared exceeds earnings for the twelve months ended June 30, 2010. The unaudited pro forma basic and diluted net income per share for the nine months ended September 30, 2010, giving the effect to the dividends declared on August 25, 2010, has been reflected on the face of the Consolidated Statements of Operations.

        Pro forma shares outstanding is calculated as follows (in RMB thousands, except for shares and per share data):

	Nine months ended September 30, 2010
Historical shares outstanding		154,875,000
Shares to be issued in excess of earnings to pay the dividend:
Dividend declared	270,000
Less: Net income for the 12 months ended June 30, 2010	(209,316)

Dividend deemed to be paid with initial public offering proceeds	60,684
Initial public offering shares presumed to be used to pay dividend (US$1.88 per share)		32,364,800

Pro forma shares		187,239,800

QuickLinks

  Issuer Free Writing Prospectus Filed pursuant to Rule 433 Registration No. 333-170350 November 23, 2010
SYSWIN Inc.
RISK FACTORS—RISKS RELATED TO OUR BUSINESS AND INDUSTRY— OUR CORPORATE ACTIONS ARE SUBSTANTIALLY CONTROLLED BY MR. CHEN.
RISK FACTORS—RISKS RELATED TO OUR ADSs AND THIS OFFERING— YOU WILL EXPERIENCE IMMEDIATE DILUTION IN THE NET TANGIBLE BOOK VALUE OF ADSS PURCHASED.
RISK FACTORS—RISKS RELATED TO OUR ADSs AND THIS OFFERING— SUBSTANTIAL FUTURE SALES OF OUR ADSS IN THE PUBLIC MARKET, OR THE PERCEPTION THAT THESE SALES COULD OCCUR, COULD CAUSE THE PRICE OF OUR ADSS TO DECLINE.
USE OF PROCEEDS
CAPITALIZATION
DILUTION
SELECTED CONSOLIDATED FINANCIAL DATA—CONSOLIDATED BALANCE SHEET DATA
OUR CORPORATE HISTORY AND STRUCTURE
PRINCIPAL SHAREHOLDERS
SHARES ELIGIBLE FOR FUTURE SALE
UNDERWRITING
SYSWIN INC. Consolidated Statements of Operations for the years ended December 31, 2007, 2008 and 2009 (in thousands, except shares and per share data)
SYSWIN INC. Unaudited Interim Condensed Consolidated Statements of Operations (in thousands, except shares and per share data)